Exhibit 99.1

1700 South Patterson Boulevard Dayton, OH 45479 NEWS RELEASE

For media information:	For investor information:

John Hourigan	Gregg Swearingen
(937) 445-2078	(937) 445-4700
john.hourigan@ncr.com	gregg.swearingen@ncr.com

For Release on January 26, 2006

NCR Reports 2005 Fourth-Quarter Results

•	Teradata Data Warehousing operating margin increases 5 percentage points

•	Customer Services delivers meaningful profit improvement

•	40 percent increase in full-year cash generated from operations

DAYTON, Ohio – NCR Corporation (NYSE: NCR) today reported earnings of $0.81 per share and revenue of $1.72 billion for the quarter ended Dec. 31, 2005. The 4 percent revenue decline from the fourth quarter of 2004 included the negative impact of 3 percentage points from currency fluctuations. Revenue declined 1 percentage point when compared in constant currency.

NCR reported fourth-quarter net income of $150 million, or $0.81 per share, compared to $129 million of net income, or $0.68 per share, reported in the fourth quarter of 2004. Included in the 2005 fourth-quarter results was $20 million, or $0.11 per share, from favorable tax items. Net income in the fourth quarter of 2004 included the net benefit of $35 million, or $0.18 per share, from non-operational items.

“NCR finished 2005 on a strong note, with better-than-expected profitability and revenue roughly in line with expectations despite headwind from adverse currency fluctuations. Teradata revenue and profitability exceeded our expectations, and Customer Services achieved meaningful profit improvement from the fourth quarter of 2004,” said Bill Nuti, president and chief executive officer.

“I want to congratulate our employees on their successful execution and dedication this past year. Going forward, we will continue our actions to improve the operational efficiency of NCR, while making investments in our existing businesses for future growth.”

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Operating Segment Results(2)

Teradata Data Warehousing

NCR’s Teradata Data Warehousing segment reported fourth-quarter revenue of $408 million, down 1 percent from the fourth quarter of 2004. When compared in constant currency dollars, Teradata Data Warehousing revenue increased 1 percent from a very strong fourth quarter of 2004.

Operating income of $89 million increased 24 percent from the fourth quarter of 2004. Operating margin of 22 percent was a 5 percentage point improvement from the prior-year period. The increase in profitability was due to a favorable revenue mix, cost reductions and increased profitability from support services.

Financial Self Service (ATMs)

The Financial Self Service segment generated fourth-quarter revenue of $446 million, down 1 percent from the fourth quarter of 2004. Financial Self Service revenue increased 2 percent from the strong fourth quarter of 2004 when compared in constant currency dollars.

Operating income of $84 million was down slightly from $88 million generated in the fourth quarter of 2004, primarily due to lower revenue and continued competitive pricing pressure.

Retail Store Automation

Retail Store Automation revenue of $258 million was down 4 percent from the fourth quarter of 2004. Retail Store Automation revenue declined 1 percent when compared in constant currency.

Despite lower revenue, Retail Store Automation operating profit of $19 million improved from $18 million in the fourth quarter of 2004, largely due to a favorable revenue mix shift toward self-service technologies.

Customer Services

Customer Services revenue was down 6 percent to $471 million due to the company’s strategy to reduce revenues associated with third-party products. Revenue decreased 3 percent from the fourth quarter of 2004 when compared in constant currency dollars.

Operating income of $25 million was up significantly from the $7 million loss experienced in the fourth quarter of 2004. The improvement was driven by continued structural changes designed to optimize efficiency, improved revenue mix, as well as some benefit from lower-than-expected employee benefit costs in 2005.

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As part of NCR’s continued actions to improve profitability in its Customer Services business, it expects to offer an early retirement program to qualified Customer Service engineers in the first quarter. Depending on the level of participation in this program, the company could see up to a $20 million, non-cash charge to pension expense in the first quarter of 2006. Assuming 50 percent of those eligible do participate, NCR would incur approximately $10 million of additional non-cash pension expense in the first quarter, which should result in annual cost savings of $3 million to $4 million, beginning in late 2006. This program is similar to the early retirement program offered to Customer Service engineers in the second quarter of 2005.

Other Items

Other Expense was $4 million in the fourth quarter of 2005, versus $20 million of Other Income reported in the fourth quarter of 2004. The Other Income reported in the fourth quarter of 2004 included the benefit of $26 million from non-operating items.

The company’s tax rate of 10 percent for the fourth quarter of 2005 was lower than the 22 percent effective tax rate estimated at the end of the third quarter of 2005, reflecting the benefit from the favorable settlement of prior-year tax audits, and more of the company’s profit being generated in several foreign countries, which have lower effective tax rates. The company’s 2005 fourth-quarter net income included approximately $20 million, or $0.11 per share, from these favorable tax items. NCR expects its effective tax rate for 2006 to be 22 percent.

Cash Flow

During the fourth quarter, NCR generated $240 million of cash from operations, an increase of $45 million from the prior-year period. Capital expenditures in the fourth quarter of 2005 were $68 million, compared to $71 million of capital expenditures in the year-ago period. NCR generated $172 million of free cash flow (cash from operations less capital expenditures) in the fourth quarter of 2005 versus $124 million in the year-ago period.(3)

For the full year, NCR generated $608 million of cash from operations. After using $241 million for capital expenditures, NCR generated $367 million of free cash flow, doubling the free cash flow generated in 2004.(3)

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	For the Period Ended December 31
	Three Months		Twelve Months
	2005	2004	2005	2004
Cash provided by operating activities (GAAP)	$240	$195	$608	$436
Less capital expenditures for:
Net expenditures for reworkable service parts	(28)	(27)	(94)	(92)
Expenditures for property, plant and equipment	(23)	(22)	(73)	(77)
Additions to capitalized software	(17)	(22)	(74)	(85)

Total capital expenditures	(68)	(71)	(241)	(254)

Free cash flow (non-GAAP measure)(3)	$172	$124	$367	$182

Balance Sheet

NCR ended the fourth quarter with $810 million in cash, cash equivalents and short-term investments, a $70 million increase from the $740 million cash balance on Sept. 30, 2005. NCR’s cash balance increased due to free cash flow generation(3) and proceeds from employee stock plans exceeding net cash used for share repurchases and small acquisitions.

NCR repurchased 3 million shares of NCR common stock for $95 million during the fourth quarter. During the full year, NCR repurchased 12 million shares for $415 million. The company has approximately $477 million authorized for future share repurchases.

Approximately 800,000 options were exercised during the fourth quarter, with roughly 6 million options being exercised during the course of the year.

As of Dec. 31, 2005, NCR had short- and long-term debt of $307 million, relatively unchanged from Sept. 30, 2005.

Despite better-than-expected asset returns on the company’s pension plan assets in 2005, long-term interest rates declined globally, necessitating a reduction in the discount rates used to calculate pension liabilities for NCR’s various pension plans worldwide. As a result of these discount rate changes, NCR was required to record a $403 million pre-tax non-cash charge to stockholder’s equity on its Balance Sheet for additional minimum liabilities associated with the company’s defined benefit pension plans. This charge, which was $269 million on an after-tax basis, did not have any effect on NCR’s fourth-quarter earnings, nor is it expected to affect the company’s cash flow, debt covenants or otherwise impact the business operations of the company.

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Full-Year Performance

For the full year, total revenue increased 1 percent from 2004, with little impact from year-over-year foreign currency fluctuations. Teradata Data Warehousing revenue growth of 9 percent was largely offset by a 5 percent decline in Customer Services revenue as the company is reducing lower margin service contracts associated with some third-party products.

Although net revenue growth was limited, an improving cost structure and a more favorable revenue mix enabled continued operating margin improvement.

	Revenue Growth	Non-Pension Operating Margin (2)
	2005	2005	2004	2003
Total NCR	1%	9%	6%	4%

Teradata Data Warehousing	9%	21%	16%	12%
Financial Self Service (ATMs)	1%	15%	16%	14%
Retail Store Automation	(1)%	4%	3%	0%
Customer Services	(5)%	3%	(3)%	(2)%

2006 Outlook

Including the negative impact of 1 percent to 2 percent from currency fluctuations, 2006 revenue is expected to be roughly the same as generated in 2005.

Continued execution of the company’s multiyear profit improvement plan positions NCR to achieve the 2007 earnings target it provided in December 2004, a year ahead of plan. Including approximately $0.10 of incremental stock-based compensation expense, NCR expects GAAP earnings per share to be $1.85 to $1.90 in 2006. Excluding the incremental stock-based compensation expense, NCR expects 2006 earnings per share in the $1.95 to $2.00 range.(6)

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2006 Guidance
Year-over-year revenue growth:
Total NCR	Flat
Teradata Data Warehousing	5 - 7%
Financial Self Service (ATMs)	Flat
Retail Store Automation	3 - 4%
Customer Services	(3 - 4)%

Earnings per share – GAAP	$1.85 - $1.90
Earnings per share – Non-GAAP – excludes incremental stock-based compensation expense (6)	$1.95 - $2.00

NCR anticipates 2006 earnings expansion will be more prevalent later in the year due to increased investment for future growth opportunities, particularly in its enterprise analytics and self-service technologies, and lower ATM revenues earlier in the year. The company will be providing its guidance on an annual basis going forward, reflecting management’s belief that annual improvement is the most meaningful measure of the company’s performance over the longer term.

2005 Fourth-Quarter Earnings Conference Call

NCR’s senior management will discuss the company’s fourth-quarter results during a conference call today at 10:00 a.m. (ET). Access to the conference call, as well as a replay of the call, is available on NCR’s Web site at http://investor.ncr.com/. Supplemental financial information regarding NCR’s 2005 fourth-quarter operating results is also available on NCR’s Web site.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR’s Teradata® data warehouses and ATMs, retail systems and IT services provide Relationship Technology™ solutions that maximize the value of customer interactions and help organizations create a stronger competitive position. Based in Dayton, Ohio, NCR (www.ncr.com) employs approximately 28,200 people worldwide.

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NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries.

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NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. However, as described below, the company believes that certain non-GAAP measures found in this release are useful for investors. The following table reconciles certain non-GAAP measures contained in this release.

Reconciliation of GAAP to Non-GAAP Measures(1)

	Q4 2005 Actual		Q4 2004 Actual		FY 2005 Actual	FY 2004 Actual
Earnings Per Share (GAAP)	$0.81		$0.68		$2.80	$1.51
Benefit from the resolution of prior-year tax audits	0.07		—		1.13	0.44
Early retirement-related pension expense	—		—		(0.07)	—
Net gains from real estate-related items	—		0.04		0.06	0.05
Net effect of other non-operational items in 2005(4)	—		—		(0.05)	—
Benefit of other non-operational items in 2004(5)	—		0.05		—	0.07

Adjusted Earnings Per Share (Non-GAAP)(1)	$0.74	*	$0.59	**	$1.73	$0.95

*	The company’s 2005 fourth-quarter non-GAAP adjusted earnings per share would have been further reduced from $0.74 to $0.70 if the previously estimated tax rate of 22 percent had been applied to the results for the quarter.
**	The company’s 2004 fourth quarter non-GAAP adjusted earnings per share would have been further reduced from $0.59 per share to $0.50 per share if the 25 percent tax rate, which had been expected when the company provided guidance for the fourth quarter of 2004, had been applied to the results for the quarter.
(1)	NCR’s management looks at the company’s earnings-per-share results excluding certain items to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. In addition, management uses its earnings per share excluding these items to manage and determine effectiveness of its business managers and as a basis for incentive compensation. This non-GAAP measure should not be considered as a substitute for or superior to earnings per share determined in accordance with GAAP.
(2)	The operating segment results discussed in this earnings release exclude the impact of $33 million of pension expense in the fourth quarter of 2005 and $33 million of pension expense in the fourth quarter of 2004. When evaluating the year-over-year performance of and making decisions regarding its operating segments, NCR excludes the effect of pension expense/income. Schedule B, included in this earnings release, reconciles total “Income from operations excluding pension expense/income” for all of the company’s operating segments to “Total income from operations” for the company.
(3)	NCR defines free cash flow as cash provided by operating activities less capital expenditures for reworkable service parts, property, plant and equipment and additions to capitalized software. NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities under GAAP, or as a proxy for cash flow available for discretionary spending.

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(4)	Included in the 2005 first-quarter results was a $0.05 per-share charge to decrease the value of an equity investment which was partially offset by a $0.03 per-share benefit from the reduction of previously estimated accruals for purchased goods and services. The second quarter included a $0.03 charge related to the multi-year funding of NCR’s charitable foundation.
(5)	2004 items include the benefit of $0.01 from the receipt of an acquisition break-up fee, a $0.04 benefit from the release of a reserve held for exiting countries in the Middle East and Africa region and a $0.02 benefit from the recovery of a non-trade receivable which was previously reserved.
(6)	The company believes that providing earnings-per-share expectations excluding incremental stock-based compensation expense is useful for investors because it provides consistency and comparability with past reports of financial results. This non-GAAP measure should not be considered as a substitute for or superior to earnings per share determined in accordance with GAAP.

Note to Investors

This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include: the uncertain economic climate and its impact on the markets in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers and other general economic and business conditions; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-checkout and electronic shelf-labeling technologies, ATM outsourcing and enterprise data warehousing), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; the effect of currency translation; short product cycles, rapidly changing technologies and maintaining competitive leadership position with respect to our solution offerings, particularly data warehousing technologies; tax rates; ability to execute our business and reengineering plans; participation by eligible employees in early retirement programs; turnover of workforce and the ability to attract and retain skilled employees, especially in light of recent cost-control measures taken by the company and the recent change in the company’s chief executive officer position; availability and successful exploitation of new

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acquisition and alliance opportunities; changes in Generally Accepted Accounting Principles (GAAP) such as the future impact of expensing stock options and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2005	2004	2005	2004
Revenue
Products	$962	$1,013	$3,208	$3,164
Services	755	775	2,820	2,820

Total revenue	1,717	1,788	6,028	5,984

Cost of products	612	660	2,057	2,037
Cost of services	577	622	2,240	2,331

Total gross margin	528	506	1,731	1,616
% of Revenue	30.8%	28.3%	28.7%	27.0%

Selling, general and administrative expenses	286	309	1,076	1,141
Research and development expenses	71	68	245	242

Income from operations	171	129	410	233
% of Revenue	10.0%	7.2%	6.8%	3.9%

Other expense (income), net	4	(20)	14	(18)

Income before income taxes	167	149	396	251
% of Revenue	9.7%	8.3%	6.6%	4.2%

Income tax expense (benefit)	17	20	(133)	(39)

Net income	$150	$129	$529	$290

% of Revenue	8.7%	7.2%	8.8%	4.8%

Net income per common share
Basic	$0.82	$0.69	$2.86	$1.55

Diluted	$0.81	$0.68	$2.80	$1.51

Weighted average common shares outstanding
Basic	182.5	186.4	185.0	187.6
Diluted	185.9	191.1	189.1	191.5

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME (LOSS) SUMMARY

(Unaudited)

(in millions)

	For the Periods Ended December 31
	Three Months			Twelve Months
	2005	2004	% Change	2005	2004	% Change
Revenue by segment

Data Warehousing
Data Warehousing solution	$329	$336	(2)%	$1,167	$1,069	9%
Data Warehousing support services	79	76	4%	313	292	7%

Total Data Warehousing	408	412	(1)%	1,480	1,361	9%

Financial Self Service	446	451	(1)%	1,390	1,370	1%

Retail Store Automation	258	270	(4)%	853	864	(1)%

Customer Services
Customer Service Maintenance:
Financial Self Service	156	154	1%	607	576	5%
Retail Store Automation	118	118	—	464	462	—
Payment & Imaging and Other	32	32	—	128	127	1%
Third-Party Products and Exited Businesses	66	85	(22)%	279	342	(18)%

Total Customer Services Maintenance	372	389	(4)%	1,478	1,507	(2)%
Third-Party Products	13	21	(38)%	55	80	(31)%
Professional and installation-related services	86	93	(8)%	292	326	(10)%

Total Customer Services	471	503	(6)%	1,825	1,913	(5)%

Systemedia	141	154	(8)%	504	512	(2)%

Payment & Imaging and Other	49	58	(16)%	165	173	(5)%
Elimination of installation-related services revenue included in both the Customer Services segment and other segments	(56)	(60)	(7)%	(189)	(209)	(10)%

Total revenue	$1,717	$1,788	(4)%	$6,028	$5,984	1%

Operating income (loss) by segment

Data Warehousing	$89	$72		$309	$223
Financial Self Service	84	88		212	222
Retail Store Automation	19	18		31	26
Customer Services	25	(7)		50	(57)
Systemedia	1	3		—	8
Payment & Imaging and Other	2	7		16	10

Elimination of installation-related services operating income included in both the Customer Services segment and other segments	(16)	(19)		(58)	(64)

Subtotal - Segment operating income	204	162		560	368

Pension expense	(33)	(33)		(150)	(135)

Total income from operations	$171	$129		$410	$233

Schedule C

NCR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions)

	December 31 2005	September 30 2005	December 31 2004
Assets
Current assets
Cash and cash equivalents	$810	$740	$750
Accounts receivable, net	1,305	1,270	1,304
Inventories, net	361	395	355
Other current assets	222	216	224

Total current assets	2,698	2,621	2,633

Reworkable service parts and rental equipment, net	235	225	224
Property, plant and equipment, net	378	403	446
Goodwill	129	123	124
Prepaid pension cost	976	1,338	1,446
Deferred income taxes	517	418	372
Other assets	354	306	309

Total assets	$5,287	$5,434	$5,554

Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$2	$2	$2
Accounts payable	490	487	492
Payroll and benefits liabilities	288	280	328
Deferred service revenue and customer deposits	444	430	407
Other current liabilities	421	467	495

Total current liabilities	1,645	1,666	1,724

Long-term debt	305	306	307
Pension and indemnity plan liabilities	557	489	517
Postretirement and postemployment benefits liabilities	259	250	244
Income taxes	299	315	492
Other liabilities	166	157	166
Minority interests	21	20	18

Total liabilities	3,252	3,203	3,468

Total stockholders’ equity	2,035	2,231	2,086

Total liabilities and stockholders’ equity	$5,287	$5,434	$5,554

Schedule D

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2005	2004	2005	2004
Operating activities
Net income	$150	$129	$529	$290

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58	71	247	275
Deferred income taxes	33	(17)	33	(15)
Income tax settlement	(13)	—	(214)	(85)
Other adjustments to income, net	2	(19)	3	(19)
Changes in assets and liabilities:
Receivables	(34)	(161)	5	(70)
Inventories	34	37	(6)	(46)
Current payables	(20)	117	(40)	91
Deferred service revenue and customer deposits	11	31	34	43
Employee severance and pension	(4)	(24)	42	(3)
Other assets and liabilities	23	31	(25)	(25)

Net cash provided by operating activities	240	195	608	436

Investing activities
Purchases of short-term investments	—	(10)	—	(30)
Proceeds from sales and maturities of short-term investments	—	60	—	80
Net expenditures and proceeds for reworkable service parts	(28)	(27)	(94)	(92)
Expenditures for property, plant and equipment	(23)	(22)	(73)	(77)
Proceeds from sales of property, plant and equipment	4	60	11	68
Additions to capitalized software	(17)	(22)	(74)	(85)
Other investing activities, net	(27)	7	(25)	(36)

Net cash (used in) provided by investing activities	(91)	46	(255)	(172)

Financing activities
Purchase of Company common stock	(95)	(157)	(415)	(428)
Short-term borrowings, net	—	(2)	—	(1)
Cash received from real estate transaction	—	(50)	—	—
Proceeds from employee stock plans	21	124	138	260
Other financing activities, net	—	—	—	—

Net cash used in financing activities	(74)	(85)	(277)	(169)

Effect of exchange rate changes on cash and cash equivalents	(5)	19	(16)	16

Increase in cash and cash equivalents	70	175	60	111
Cash and cash equivalents at beginning of period	740	575	750	639

Cash and cash equivalents at end of period	$810	$750	$810	$750